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                                  $115,000,000

                                CREDIT AGREEMENT

                                      among

                                  CD RADIO INC.

                                       and

                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                      as Administrative Agent and as a Bank

                            Dated as of June 30, 1998

                                   Arranged By

                         BANCAMERICA ROBERTSON STEPHENS


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
                                TABLE OF CONTENTS


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                                    ARTICLE I


DEFINITIONS...................................................................1
1.1 Certain Defined Terms.....................................................1
1.2 Other Interpretive Provisions............................................15
1.3 Accounting Principles....................................................16

                                   ARTICLE II

                                 THE TERM LOANS............................. 17
2.1  Amounts and Terms of Commitments........................................17
2.2  Loan Accounts...........................................................17
2.3  Procedure for Borrowing.................................................17
2.4  Conversion and Continuation Elections...................................18
2.5  Voluntary Termination or Reduction of Commitments.......................19
2.6  Optional Prepayments....................................................19
2.7  Mandatory Prepayments of Loans; Mandatory Commitment Reductions.........20
            (a)  Asset Dispositions..........................................20
            (b)  Payments on Overall Contract................................20
            (c)  General.....................................................20
            (d)  Reduction of Commitment.....................................20
2.8 Repayment................................................................20
2.9 Interest.................................................................20
2.10 Fees....................................................................21
            (a) Arrangement, Agency Fees.....................................21
            (b)  Commitment Fees.............................................21
2.11  Computation of Fees and Interest.......................................21
2.12  Payments by the Company................................................22
2.13  Payments by the Banks to the Agent.....................................22
2.14  Sharing of Payments, Etc...............................................23
2.15  Security...............................................................23

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY..................24
3.1  Taxes...................................................................24
3.2  Illegality..............................................................25
3.3  Increased Costs and Reduction of Return.................................25
3.4  Funding Losses..........................................................26
3.5  Inability to Determine Rates............................................27
3.6  Reserves on Offshore Rate Loans.........................................27

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3.7  Certificates of Banks...................................................27
3.8  Substitution of Banks...................................................27
3.9  Survival................................................................27

                                   ARTICLE IV

                               CONDITIONS PRECEDENT..........................28
4.1  Conditions of Initial Loans.............................................28
            (a)  Credit Agreement; Pledge Agreement and Support Agreement....28
            (b)  Overall Contract............................................28
            (c)  Resolutions; Incumbency.....................................28
            (d)  Organization Documents; Good Standing.......................28
            (e)  Interest Rate Protection....................................28
            (f)  No Disruption of Financial and Capital Markets..............29
            (g)  Support Agreement...........................................29
            (h)  Legal Opinions..............................................29
            (i)  Payment of Fees.............................................29
            (j)  Collateral Documents........................................29
            (k)  Solvency Opinion............................................30
            (l)  Reserved....................................................30
            (m)  Satisfaction of Remarketing Agent...........................30
            (n)  Insurance...................................................30
            (o)  Certificate.................................................30
            (p)  No Default..................................................31
            (q)  Other Documents.............................................31
4.2  Conditions to All Borrowings............................................31
            (a)  Notice of Borrowing.........................................31
            (b)  Continuation of Representations and Warranties..............31
            (c)  No Existing Default.........................................31
            (d)  No Future Advance Notice....................................31
            (e)  Progress Payments...........................................31
            (f)  Satisfaction of Remarketing Agent...........................31

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES..................... 32
5.1  Corporate Existence and Power; Compliance with Laws.....................32
5.2  Corporate Authorization; No Contravention...............................32
5.3  Governmental Authorization..............................................32
5.4  Binding Effect..........................................................32
5.5  Litigation..............................................................33
5.6  No Default..............................................................33
5.7  ERISA Compliance........................................................33
5.8  Certain Documents.......................................................34
5.9  Taxes...................................................................34

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5.10  Margin Regulations.....................................................34
5.11  Labor Matters    ......................................................34
5.12  Year 2000 Matters......................................................34
5.13  Title to Properties....................................................35
5.14  Financial Condition....................................................35
5.15  Material Adverse Effects...............................................35
5.16  Environmental Matters..................................................35
5.17  Collateral Documents...................................................36
5.18  Regulated Entities.....................................................36
5.19  No Burdensome Restrictions.............................................36
5.20  Copyrights, Patents, Trademarks and Licenses, etc......................36
5.21  Subsidiaries...........................................................37
5.22  Insurance..............................................................37
5.23  Solvency...............................................................37
5.24  Full Disclosure........................................................37

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS......................... 37
6.1  Financial Statements....................................................37
6.2  Certificates; Other Information.........................................38
6.3  Notices.................................................................38
6.4  Preservation of Corporate Existence, Etc................................40
6.5  Maintenance of Property.................................................40
6.6  Maintenance of Approvals................................................40
6.7  Insurance...............................................................41
6.8  Payment of Obligations..................................................41
6.9  Progress Payments ......................................................41
6.10  Compliance with Laws...................................................41
6.11  Compliance with ERISA..................................................41
6.12  Inspection of Property and Books and Records...........................42
6.13  Environmental Laws.....................................................42
6.14  Use of Proceeds  ......................................................42
6.15  Further Assurances.....................................................42

                                   ARTICLE VII

                               NEGATIVE COVENANTS........................... 43
7.1  Consolidated Net Worth..................................................43
7.2  Limitation on Liens.....................................................43
7.3  Disposition of Assets...................................................44
7.4  Consolidations and Mergers..............................................45
7.5  Loans and Investments...................................................45
7.6  Assignment of Launch Vehicle Sale Contract..............................46
7.7  Transactions with Affiliates............................................46

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7.8  Use of Proceeds   ..................................................... 46
7.9  Contingent Obligations................................................. 46
7.10  Joint Ventures........................................................ 47
7.11  Lease Obligations..................................................... 47
7.12  Restricted Payments................................................... 47
7.13  ERISA................................................................. 47
7.14  Change in Business.................................................... 48
7.15  Accounting Changes.................................................... 48
7.16  Clear Market.......................................................... 48
7.17  Modification of Overall Contract...................................... 48
7.18  Year 2000 Matters..................................................... 48

                                  ARTICLE VIII

                                EVENTS OF DEFAULT........................... 48
8.1  Event of Default  ......................................................48
            (a)  Non-Payment.................................................48
            (b)  Representation or Warranty..................................48
            (c)  Specific Defaults...........................................49
            (e)  Other Defaults..............................................49
            (f)  Cross-Default...............................................49
            (g)  Insolvency; Voluntary Proceedings...........................49
            (h)  Involuntary Proceedings.....................................49
            (i)  ERISA.......................................................50
            (j)  Monetary Judgments..........................................50
            (k)  Non-Monetary Judgments......................................50
            (l)  Change of Control...........................................50
            (m)  Loss of Approvals or Consents...............................50
            (n)  Material Adverse Change.....................................50
            (o)  Priority....................................................51
            (p)  Overall Contract............................................51
            (q)  Collateral..................................................51
8.2  Remedies          ......................................................51
8.3  Rights Not Exclusive....................................................51
8.4  Certain Financial Covenant Defaults.....................................52

                                   ARTICLE IX

                                    THE AGENT................................52
9.1  Appointment and Authorization; "Agent"..................................52
9.2  Delegation of Duties....................................................52
9.3  Liability of Agent......................................................52
9.4  Reliance by Agent.......................................................53
9.5  Notice of Default.......................................................53
9.6  Credit Decision ........................................................53

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9.7  Indemnification of Agent................................................54
9.8  Agent in Individual Capacity............................................54
9.9  Successor Agent.........................................................55
9.10  Withholding Tax........................................................55
9.11  Collateral Matters.....................................................56

                                    ARTICLE X

                                  MISCELLANEOUS..............................57
10.1  Amendments and Waivers.................................................57
10.2  Notices................................................................58
10.3  No Waiver; Cumulative Remedies.........................................58
10.4  Costs and Expenses.....................................................58
10.5  Company Indemnification................................................59
10.6  Survival; Defense......................................................60
10.7  Marshalling; Payments Set Aside........................................60
10.8  Successors and Assigns.................................................61
10.9  Assignments, Participations, etc.......................................61
10.10  Confidentiality ......................................................62
10.11  Set-off...............................................................63
10.12  Automatic Debits of Fees..............................................63
10.13  Notification of Addresses, Lending Offices, Etc.......................63
10.14  Counterparts..........................................................63
10.15  Severability..........................................................64
10.16  No Third Parties Benefited............................................64
10.17  Governing Law and Jurisdiction........................................64
10.18  Waiver of Jury Trial..................................................64
10.19  Entire Agreement......................................................65

SCHEDULES

Schedule 2.1  Commitments
Schedule 5.5  Litigation
Schedule 7.2  Permitted Liens
Schedule 7.9  Contingent Obligations
Schedule 10.2 Lending Offices; Addresses for Notices


EXHIBITS

Exhibit A     Form of Pledge Agreement
Exhibit B     Form of Support Agreement
Exhibit C     Form of Notice of Borrowing
Exhibit D     Form of Notice of Conversion/Continuation
Exhibit E     Form of Compliance Certificate
Exhibit F-1   Form of Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
Exhibit F-2   Form of Legal Opinion of Willkie Farr & Gallagher
Exhibit G     Form of Assignment and Acceptance
Exhibit H     Form of Promissory Note
Exhibit I     Form of Remarketing Agent Certificate

                                CREDIT AGREEMENT


         This CREDIT AGREEMENT is entered into as of June 30, 1998, among CD RADIO INC., a Delaware corporation (the "Company"), Bank of America National Trust and Savings Association, a national banking association ("BofA"), as a Bank and as administrative agent for the Banks (in such capacity, the "Agent").

         WHEREAS, the Banks have agreed to make available to the Company a secured term loan credit facility upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


         1.1 Certain Defined Terms. The following terms have the following meanings:

         "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or a Subsidiary is the surviving entity.

         "Affected Bank" has the meaning specified in Section 3.8.

         "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

         "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 9.9. 1

         "Agent-Related Persons" means BofA and any successor agent arising under Section 9.9, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Agent's Payment Office" means the address for payments set forth on
     Schedule 10.2 or such other address as the Agent may from time to time specify.

         "Agreement" means this Credit Agreement.

         "Applicable Margin" means

                  (i) with respect to Base Rate Loans, .75%; and

                  (iii) with respect to Offshore Rate Loans, 1.75%.

         "Arranger" means BancAmerica Robertson Stephens, a Delaware corporation.

         "Assignee" has the meaning specified in subsection 10.9(a).

         "Assignment and Acceptance" has the meaning specified in Section
     10.9(a).

         "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all reasonable disbursements of internal counsel.

         "Bank" means BofA, in its capacity as a lender hereunder, and any other financial institution from time to time party hereto (collectively, the "Banks").

         "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. ss. 101, et seq.).

         "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Loan that bears interest based on the Base
     Rate.

         "BofA" has the meaning specified in the preamble hereto.

         "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Banks under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

         "Borrowing Date" means any date on which a Borrowing occurs under
     Section 2.3.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

         "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

         "CERCLA" has the meaning specified in the definition of "Environmental Laws."

         "Change of Control" means (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of the Company or (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors.

         "Charge" has the meaning specified in Section 8.4.

         "Closing Date" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all Banks (or, in the case of subsection 4.1(j), waived by the Person entitled to receive such payment).

         "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

         "Collateral" means all has the meaning specified in the Pledge
     Agreement.

         "Collateral Documents" means, collectively, (i) the Pledge Agreement and the Support Agreement and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Company or any Subsidiary and the Banks or the Agent for the benefit of the Banks now or hereafter delivered to the Banks or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Company or any Subsidiary as debtor in favor of the Banks or the Agent for the benefit of the Banks as secured party, and
     (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

         "Commitment" means, as to all Banks, aggregate Commitments of one hundred fifteen million dollars ($115,000,000) and, as to any Bank, such Bank's Pro Rata Share of the aggregate Commitment. The Commitments as of the Closing Date shall be as set forth on Schedule 2.1.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit E.

         "Consolidated Net Worth" means, at a particular date, all amounts which would be included under shareholders' equity on a consolidated balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at such date, plus (i) preferred stock issued by the Company whether or not included in shareholders' equity and
     (ii) all accrued but unpaid dividends on preferred stock issued by the Company.

         "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations shall be equal to the maximum reasonably anticipated liability in respect thereof.

         "Continuing Directors" means the directors of the Company on the Closing Date, and each other director, if, in each case, such other director's nomination for election to the board of directors of the Company is recommended by at least 66- 2/3% of the then Continuing Directors.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

         "Conversion/Continuation Date" means any date on which, under Section 2.4, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

         "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         "Disposition" means (i) the sale, lease, conveyance or other disposition of property, other than sales or other dispositions expressly permitted under subsection 7.3(a) or 7.3(b), and (ii) the sale or transfer by the Company or any Subsidiary of the Company of any equity securities issued by any Subsidiary of the Company and held by such transferor Person.

         "Dollars", "dollars" and "$" each mean lawful money of the United
     States.

         "Eligible Assignee" means a commercial bank or a financial institution, a fund, or other accredited investor (as defined in Regulation D of the Securities Act) that is engaged in the making, purchasing or otherwise investing, in commercial loans in the ordinary course of business.

         "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Company.

         "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and any similar Requirement of Law of any Governmental Authority having jurisdiction over the Company or its business.

         "Environmental Permits" has the meaning specified in subsection
     5.16(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
     Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under
     Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

         "Estimated Remediation Costs" means all costs associated with performing work to remediate contamination of real property or groundwater, including engineering and other professional fees and expenses, costs to remove, transport and dispose of contaminated soil, costs to "cap" or otherwise contain contaminated soil, and costs to pump and treat water and monitor water quality.

         "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

         "Event of Default" means any of the events or circumstances specified in Section 8.1.

         "Event of Loss" means, with respect to any property including, without limitation, Launch Vehicles, any of the following: (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

         "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

         "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

         "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         "Fee Letter" has the meaning specified in subsection 2.10(a).

         "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

         "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

         "Hazardous Materials" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

         "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through
     (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

         "Indemnified Liabilities" has the meaning specified in Section 10.5.

         "Indemnified Person" has the meaning specified in Section 10.5.

         "Independent Auditor" has the meaning specified in subsection 6.1(a).

         "Initial Date" means, for purposes of Section 3.1, in the case of BofA, the date of its execution and delivery of this Agreement, in the case of an Agent other than BofA, the date such successor becomes an Agent pursuant to
     Section 9.9, and, in the case of each Bank other than BofA, the date of the Assignment and Acceptance pursuant to which it becomes a Bank.

         "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

         "Interest Payment Date" means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter, provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

         "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

                  (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                  (iii) no Interest Period for any Loan shall extend beyond the Maturity Date; and

                  (iv) during the first two months following the Closing Date, the Company may select an Interest Period ending less than one month after the Borrowing Date or Conversion/Continuation Date of such Loan.

         "Investments" has the meaning specified in Section 7.5.

         "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

         "Joint Venture" means a partnership, limited liability company, joint venture or other legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

         "Launch Vehicles" means the satellite launch vehicles described in the Launch Vehicle Sale Contract.

         "Launch Vehicle Sale Contract" means Article 7 of the Overall Contract.

         "Lending Office" means, as to any Bank, the office or offices of such Bank specified on Schedule 10.2, or such other office or offices as the Bank may from time to time notify the Company and the Agent.

         "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

         "Loan" means an extension of credit by a Bank to the Company under
     Article II, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

         "Loan Documents" means this Agreement, any Notes, the Collateral Documents, the Fee Letter and all other documents delivered to the Agent or any Bank in connection with the transactions contemplated by this Agreement.

         "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Company of any Loan Document, or (ii) the perfection or priority of any Lien granted under the Pledge Agreement.

         "Maturity Date" shall mean September 30, 1999.

         "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

         "Net Proceeds" means, as to any Disposition by a Person, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such Disposition excluding amounts payable to such Person or any Affiliate of such Person, (b) sale, use or other transaction taxes paid or payable by such Person as a direct result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition. "Net Proceeds" shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the casualty, condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

         "Note" means a promissory note executed by the Company in favor of a Bank pursuant to subsection 2.2(b), in substantially the form of Exhibit H.

         "Notice of Borrowing" means a notice in substantially the form of Exhibit C.

         "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit D.

         "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

         "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum determined by the Agent as follows:

         Offshore Rate =   [LIBOR or IBOR (for Interest Periods under 1 month)]
                           ----------------------------------------------------
                                  1.00 - Eurodollar Reserve Percentage
     Where,

         "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (but only to the extent actually applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities");

         "IBOR" means the rate of interest per annum determined by the Agent as the rate at which dollar deposits in the approximate amount of BofA's Offshore Rate Loan for such Interest Period would be offered by BofA's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by BofA), to major banks in the offshore dollar interbank market at their request at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period; and

         "LIBOR" means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum notified to the Agent by the Reference Bank as the rate of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by such Reference Bank and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

         The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

         "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

         "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

         "Overall Contract" means the Amended and Restated Contract, SS/L-TP9003- 02, dated June 30, 1998, between the Company and SS/L.

         "Participant" has the meaning specified in subsection 10.9(d).

         "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

         "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

         "Permitted Liens" has the meaning specified in Section 7.2.

         "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

         "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

         "Pledge Agreement" means the Pledge Agreement to be executed and delivered by the Company, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

         "Property" means any facility or property owned, leased or operated by the Company or any of its Subsidiaries.

         "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

         "Reference Bank" means BofA.

         "Remarketing Agent" means Loral Space & Communications Ltd.

         "Replacement Bank" has the meaning specified in Section 3.8.

         "Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

         "Required Banks" means at any time Banks then holding more than 50% of the then aggregate unpaid principal amount of the Loans, or, if no amounts are outstanding, Banks then having more than 50% of the aggregate amount of the Commitments.

         "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a

     Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

         "Responsible Officer" means the chief executive officer, the president or chief financial officer of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

         "Securities Act" means the Securities Act of 1933, as amended.

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Senior Secured Discount Notes" means the 15% Senior Secured Discount Notes due 2007 of the Company, in an aggregate principal amount not to exceed $297,000,000.

         "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of
     Section 101(31) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

         "SS/L" means Space Systems/Loral, Inc.

         "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

         "Support Agreement" means the Agreement to be executed and delivered by the Agent and the Remarketing Agent, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

         "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

         "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, (i) taxes imposed on or measured by its net income and franchise taxes imposed in lieu of taxes imposed on or measured by net income by the jurisdiction (or any political subdivision or taxing authority thereof or therein) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office, (ii) United States withholding taxes imposed under laws in effect on the Initial Date with respect to such Bank or the Agent or under laws in effect on the date a Bank changes its Lending Office (other than pursuant to a request of the Company) except to the extent that such Bank's assignor, if any, was entitled, at the time of assignment or such Bank was entitled, at the time it changes its applicable Lending Office, to receive additional amounts from the Company pursuant to Section 3.1; provided, however, that United States withholding taxes imposed under laws in effect on the Initial Date with respect to the Remarketing Agent, as successor to the Banks under the Support Agreement, shall be Taxes for the purposes of this Agreement and
     (iii) United States withholding taxes that are attributable to the Bank's or the Agent's failure to comply with Section 9.10.

         "Term Loan" has the meaning specified in Section 2.1.

         "Type" has the meaning specified in the definition of "Loan."


         "UCC" means the Uniform Commercial Code as in effect in the State of New York.

         "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S." each means the United States of America.

         "Wholly Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly Owned Subsidiaries, or both.

         1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                           (ii) The term "including" is not limiting and means
"including without limitation."

                           (iii) In the computation of periods of time from a
specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                           (iv) The term "property" includes any kind of
property or asset, real, personal or mixed, tangible or intangible.

                  (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                  (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

                  (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company, the Remarketing Agent and the Banks, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

         1.3 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

                  (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                                   ARTICLE II

                                 THE TERM LOANS


         2.1 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Term Loan") from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed such Bank's Pro Rata Share of the Commitment. Amounts borrowed as Term Loans which are repaid or prepaid by the Company may not be reborrowed.

         2.2 Loan Accounts. (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

                  (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

         2.3 Procedure for Borrowing. (a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 11:00 a.m. (New York City time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans and (ii) one Business Day(s) prior to the requested Borrowing Date, in the case of Base Rate Loans) specifying:

                  (A) the requested Borrowing Date, which shall be a Business
Day;

                  (B) the Type of Loans comprising the Borrowing; and

                  (C) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months;

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than (i) three Business Days prior to the Closing Date, in the case of Offshore Rate Loans, and (ii) 11:00 a.m. (New York City time) on the Closing Date, in the case of Base Rate Loans.

                  (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

                  (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (New York City time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent by wire transfer in accordance with written instructions provided to the Agent by the Company of like funds as received by the Agent.

                  (d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than three different Interest Periods in effect.

         2.4 Conversion and Continuation Elections. (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

                           (i) elect, as of any Business Day, in the case of
Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans into Loans of any other Type; or

                           (ii) elect, as of the last day of the applicable
Interest Period, to continue any Loans (or any part thereof) having Interest Periods expiring on such day.

                  (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 11:00 a.m. (New York City time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans or (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                           (i) the proposed Conversion/Continuation Date;

                           (ii) the aggregate amount of Loans to be converted or
continued;

                           (iii) the Type of Loans resulting from the proposed
conversion or continuation; and

                           (iv) other than in the case of conversions into Base
Rate Loans, the duration of the requested Interest Period.

                  (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

                  (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

                  (e) Unless the Required Banks otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

                  (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than three different Interest Periods in effect.

         2.5 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than three Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

         2.6 Optional Prepayments. (a) Subject to Section 3.4, the Company may, at any time or from time to time, upon not less than three Business Days' irrevocable notice for Offshore Rate Loans, or by irrevocable notice by 11:00 a.m. (New York City time) on the day of repayment for Base Rate Loans, to the Agent, ratably prepay Loans in whole or in part, in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest except for Base Rate Loans to each such date on the amount prepaid and any amounts required pursuant to
Section 3.4.

                  (b) Upon the making of any optional prepayment under this
Section 2.6, the Loan of each Bank shall automatically be reduced by an amount equal to such Bank's ratable share of the aggregate of principal repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid pursuant to Section 2.10(b).

         2.7 Mandatory Prepayments of Loans; Mandatory Commitment Reductions.
(a) Asset Dispositions. If the Company or any Subsidiary shall at any time or from time to time make or agree to make a Disposition, or shall suffer an Event of Loss, then (i) the Company shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by the Company or such Subsidiary in respect thereof) and (ii) promptly upon, and in no event later than three Business Days after, receipt by the Company or the Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Company shall prepay the Loans in an aggregate amount equal to the amount of such Net Proceeds.

                  (b) Payments on Overall Contract. If any payments are received by the Company under the Overall Contract, 100% of such payments shall be applied on the date of such payment toward the prepayment of the Loans.

                  (c) General. Any prepayments pursuant to this Section 2.7 shall be applied first to any Base Rate Loans then outstanding and then to Offshore Rate Loans with the shortest Interest Periods remaining. The Company shall pay, together with each prepayment under this Section 2.7, accrued interest except for Base Rate Loans on the amount prepaid and any amounts required pursuant to Section 3.4.

                  (d) Reduction of Commitment. Upon the making of any mandatory prepayment under this Section 2.7, the Loan of each Bank shall automatically be reduced by an amount equal to such Bank's ratable share of the aggregate of principal repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid pursuant to Section 2.10(b).

         2.8 Repayment. The Company shall repay the Loans in full on the Maturity Date.

         2.9 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be, plus the Applicable Margin.

                  (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans except for Base Rate Loans under Section 2.6 or 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of

Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.

                  (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum which is determined by adding 3% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 3%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 3%.

                  (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

         2.10 Fees. (a) Arrangement, Agency Fees. The Company shall pay an arrangement fee to the Arranger for the Arranger's own account, and shall pay an agency fee to the Agent for the Agent's own account, as required by the letter agreement ("Fee Letter") between the Company and the Arranger and Agent dated May 27, 1998.

                  (b) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee on the actual daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to 1/2 of one percent per annum. Such commitment fee shall accrue from the Closing Date to the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on September 30, 1998 through the Maturity Date, with the final payment to be made on the Maturity Date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Section 4.2 are not met.

         2.11 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

                  (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

                  (c) If any Reference Bank's Commitment terminates (other than on termination of all the Commitments), or for any reason whatsoever the Reference Bank ceases to be a Bank hereunder, that Reference Bank shall thereupon cease to be a Reference Bank, and the Offshore Rate shall be determined on the basis of the rates as notified by the Administrative Agent.

         2.12 Payments by the Company. (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (New York City time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 2:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

                  (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                  (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

         2.13 Payments by the Banks to the Agent. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the Borrowing Date for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

                  (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

         2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.11) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

         2.15 Security. All obligations of the Company and the Subsidiaries under this Agreement, the Notes and all other Loan Documents shall be secured in accordance with the Collateral Documents.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY


         3.1 Taxes. (a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

                  (b) If the Company shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

                           (i) the sum payable shall be increased as necessary
so that, after making all required deductions and withholdings for Taxes (including deductions and withholdings applicable to additional sums payable under this Section 3.1), such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                           (ii) the Company shall make such deductions and
withholdings; and

                           (iii) the Company shall pay the full amount deducted
or withheld to the relevant taxing authority or other authority in accordance with applicable law.

                  (c) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of any Taxes or Other Taxes (including without limitation any Taxes or Other Taxes imposed on amounts payable under this Section 3.1) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

                  (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

                  (e) Any Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office if such change would avoid the need for, or reduce the amount of, any payment required to be made pursuant to Section 3.1(b) or Section 3.1(c), and, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

                  (f) If a Bank receives a refund in respect of any Taxes to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.1, it shall within 30 days from the date of such receipt pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Bank and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Company, upon the request of such Bank, agrees to repay the amount paid over to the Company (plus penalties, interest or other charges) to such Bank in the event such Bank is required to repay such refund to such Governmental Authority.

         3.2 Illegality. (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

                  (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

                  (c) If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

         3.3 Increased Costs and Reduction of Return. (a) Except as to taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto (it being understood that the Company shall not have any liability for any taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, except as provided in Section 3.1), if any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

                  (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

         3.4 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

                  (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

                  (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

                  (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.6;

                  (d) the prepayment (including pursuant to Section 2.7) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

                  (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section and under subsection 3.3(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

         3.5 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans, as the case may be.

         3.6 Reserves on Offshore Rate Loans. The Company shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days' prior written notice (with a copy to the Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

         3.7 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

         3.8 Substitution of Banks. Upon the receipt by the Company from any Bank (an "Affected Bank") of a claim for compensation under Section 3.3 or 3.6, the Company may: (i) request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company and to the Agent (a "Replacement Bank") to acquire and assume all or a ratable part of all of such Affected Bank's Loans and Commitment; (ii) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld).

         3.9 Survival. The agreements and obligations of the Company in this
Article III shall survive the payment of all other Obligations.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT


         4.1 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the following conditions:

                  (a) Credit Agreement; Pledge Agreement and Support Agreement. The Agent shall have received (i) this Agreement, executed and delivered by the Agent, the Company and each Bank listed on Schedule 2.1, (ii) the Pledge Agreement, executed and delivered by the Company and (iii) the Support Agreement, executed and delivered by the Company, the Agent and the Remarketing Agent.

                  (b) Overall Contract. The Agent shall have received the Overall Contract, executed and delivered by the parties thereto, in form and substance satisfactory to the Agent.

                  (c) Resolutions; Incumbency. The Agent shall have received:

                           (i) copies of the resolutions of the board of
directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary of the Company; and

                           (ii) a certificate of the Secretary of the Company
certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder.

                  (d) Organization Documents; Good Standing. The Agent shall have received each of the following documents:

                           (i) the articles or certificate of incorporation and
the bylaws of the Company as in effect on the Closing Date, certified by the Secretary of the Company as of the Closing Date; and

                           (ii) a good standing certificate for the Company from
the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company is qualified to do business as a foreign corporation as of a date not more than seven days prior to the Closing Date;

                  (e) Interest Rate Protection. The Company shall have entered into and implemented interest rate cap or collar derivative contracts with respect to the full principal amount of the Term Loans for the purpose of protecting against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies, with terms and conditions satisfactory to the Agent.

                  (f) No Disruption of Financial and Capital Markets. There shall not have been any disruption or adverse change in the financial or capital markets generally or in the bank syndication market in particular which the Arranger, in its judgment, deems material.

                  (g) Support Agreement. All conditions to the effectiveness of the Support Agreement shall have been fulfilled.

                  (h) Legal Opinions. The Agent shall have received the following executed legal opinions:

                           (i) the legal opinion of Paul, Weiss, Rifkind,
Wharton & Garrison, counsel to the Company, substantially in the form of Exhibit F-1;

                           (ii) the legal opinion of Willkie Farr & Gallagher,
counsel of the Remarketing Agent, substantially in the form of Exhibit F-2; and

                           (iii) any other legal opinions reasonably requested
by the Agent.

Each such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require.

                  (i) Payment of Fees. The Agent shall have received evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and BofA); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 10.4.

                  (j) Collateral Documents. The Agent shall have received the Collateral Documents, executed by the Company, in appropriate form for recording, where necessary, together with:

                           (i) acknowledgment copies of all UCC-l financing
statements filed, registered or recorded to perfect the security interests of the Agent for the benefit of the Banks, or other evidence satisfactory to the Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Agent for the benefit of the Banks in accordance with applicable law;

                           (ii) written advice relating to such Lien and
judgment searches as the Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

                           (iii) all certificates and instruments representing
the Collateral;

                           (iv) evidence that all other actions necessary or, in
the opinion of the Agent, desirable to perfect and protect the first priority security interest created by the Collateral Documents have been taken;

                           (v) funds sufficient to pay any filing tax or fee in
connection with any and all UCC-1 financing statements; and

                           (vi) evidence that all other actions necessary or, in
the opinion of the Agent or the Banks, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken.

                  (k) Solvency Opinion. The Agent shall have received a solvency opinion from the Chief Financial Officer of the Company, in form and substance satisfactory to the Agent.

                  (l) Reserved.

                  (m) Satisfaction of Remarketing Agent. The Remarketing Agent shall have certified in writing to the Agent that it is satisfied that all of the conditions in this Section 4.1 have been met or, in the alternative, that it consents to any waivers of such conditions and confirms its obligations under the Support Agreement notwithstanding such waivers, substantially in the form of
Exhibit I.

                  (n) Insurance. The Agent shall have received insurance certificates (i) satisfying the requirements of Section 6.7 and (ii) confirming insurance in effect in sufficient amount, in the Agent's sole judgment, to cover the construction of the Launch Vehicles to the satisfaction of the Remarketing Agent.

                  (o) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                           (i) the representations and warranties contained in
Article V are true and correct on and as of such date, as though made on and as of such date;

                           (ii) no Default or Event of Default exists or would
result from the initial Borrowing; and

                           (iii) since March 31, 1998, there has occurred no
event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

                  (p) No Default. The Agent shall have received a certificate of a Responsible Officer of the Company certifying that no default has occurred under the Launch Vehicle Sale Contract.

                  (q) Other Documents. The Agent shall have received such other approvals, opinions, documents or materials as the Agent may request.

         4.2 Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing
Date:

                  (a) Notice of Borrowing. The Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing.

                  (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

                  (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing.

                  (d) No Future Advance Notice. Neither the Agent nor any Bank shall have received from the Company any notice that any Collateral Document will no longer secure on a first priority basis future advances or future Loans to be made or extended under this Agreement.

                  (e) Progress Payments. The Agent and the Banks shall be satisfied that the Company shall have sufficient liquidity to pay the component of progression payments due to SS/L under the Launch Vehicle Sale Contract or scheduled to come due prior to the next advance of the Term Loans and which are not to be paid out of the proceeds of the Term Loans.

                  (f) Satisfaction of Remarketing Agent. The Remarketing Agent shall have certified in writing to the Agent that it is satisfied that all of the conditions in this Section 4.2 have been met or, in the alternative, that it consents to any waivers of such conditions and confirms its obligations under the Support Agreement notwithstanding such waivers, substantially in the form of
Exhibit I.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, that the conditions in this Section
4.2 are satisfied.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES


                  The Company represents and warrants to the Agent and each Bank that:

         5.1 Corporate Existence and Power; Compliance with Laws. The Company:

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

                  (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

                  (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

                  (d) is in compliance with all Requirements of Law.

         5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not and will not:

                  (a) contravene the terms of any of the Company's Organization Documents;

                  (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

                  (c) violate any Requirement of Law.

         5.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for filings in connection with the Liens granted to the Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of this Agreement or any other Loan Document.

         5.4 Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         5.5 Litigation. Except as specifically disclosed in Schedule 5.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or its Subsidiaries or any of their respective properties which:

                  (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

                  (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         5.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company or from the grant or perfection of the Liens of the Agent and the Banks on the Collateral. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

         5.7 ERISA Compliance.

                  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to
Section 412 of the Code has been made with respect to any Plan.

                  (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

                  (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to
Section 4069 or 4212(c) of ERISA.

         5.8 Certain Documents. The Company has delivered to the Agent a complete and correct copy of the Overall Contract, including any amendments, supplements or modifications thereto.

         5.9 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

         5.10 Margin Regulations. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

         5.11 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened; (b) hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.

         5.12 Year 2000 Matters. On the basis of a comprehensive review and assessment of the Company's systems and equipment and inquiry made of the Company's material suppliers, vendors and customers, the Company reasonably believes that the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non- computing devices, to perform properly, including performance of date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect. The Company has developed feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure of its own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure. Except for any reprogramming referred to above, the computer systems of the Company and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted.

         5.13 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

         5.14 Financial Condition. The unaudited consolidated financial statements of the Company and its Subsidiaries dated March 31, 1998, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date:

                           (i) were prepared in accordance with GAAP
consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments;

                           (ii) fairly present the financial condition of the
Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                           (iii) show all material indebtedness and other
liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

         5.15 Material Adverse Effects. Since March 31, 1998, there has been no Material Adverse Effect.

         5.16 Environmental Matters. (a) The on-going operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in a Material Adverse Effect.

                  (b) The Company and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

                  (c) None of the Company, any of its Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

                  (d) There are no Hazardous Materials or other conditions or circumstances existing with respect to any property of the Company or any Subsidiary, or arising from operations prior to the Closing Date, of the Company that would reasonably be expected to give rise to any Environmental Claim(s) which could have a Material Adverse Effect. In addition, (i) neither the Company nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

         5.17 Collateral Documents. (a) The provisions of each of the Collateral Documents are effective to create in favor of the Agent for the benefit of the Banks, a legal, valid and enforceable first priority security interest in all right, title and interest of the Company and its Subsidiaries in the collateral described therein; and financing statements have been filed in the offices in all of the jurisdictions listed in the schedule to the Pledge Agreement.

                  (b) All representations and warranties of the Company contained in the Collateral Documents are true and correct.

         5.18 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

         5.19 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

         5.20 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         5.21 Subsidiaries. The Company has no Subsidiaries other than Satellite CD Radio Inc. and has no equity investments in any other corporation or entity.

         5.22 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

         5.23 Solvency. The Company is Solvent.

         5.24 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS


         So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Banks waive compliance in writing:

         6.1 Financial Statements. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Required Banks, with sufficient copies for each Bank and the Remarketing Agent:

                  (a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited solely because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records; and

                  (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended June 30, 1998), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries.

         6.2 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Bank and the Remarketing Agent:

                  (a) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

                  (b) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;

                  (c) promptly, but in any event within 45 days, after the last day of each fiscal quarter, written reports as provided by SS/L as to the progress of the construction of the Launch Vehicles and other transactions contemplated under the Overall Contract, including reports as to capital expenditures of the Company;

                  (d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time request; and

                  (e) promptly upon sending or receipt, copies of any and all management letters and correspondence relating to management letters, sent or received by Company to or from the Independent Auditor.

         6.3 Notices. The Company shall promptly notify the Agent and each Bank:

                  (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

                  (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority;

                  (c) of the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary (i) in which the amount of damages claimed is $10,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

                  (d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

                  (e) of any other litigation or proceeding affecting the Company or any of its Subsidiaries which the Company would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

                  (f) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

                           (i) an ERISA Event;

                           (ii) a material increase in the Unfunded Pension
Liability of any Pension Plan;

                           (iii) the adoption of, or the commencement of
contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

                           (iv) the adoption of any amendment to a Plan subject
to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

                  (g) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;

                  (h) of any breach or non-performance of, or any default under the Overall Contract; and

                  (i) of any adverse effect on any broadcasting license, satellite concession or other approval, consent or Requirement of Law which, if adversely determined, could impair the ability of the Company to operate in accordance with its business plan.

         Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

         6.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

                  (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

                  (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.4 and sales of assets permitted by Section 7.3;

                  (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

                  (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

         6.5 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, except as permitted by Section 7.3. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

         6.6 Maintenance of Approvals. The Company shall maintain, and cause each Subsidiary to maintain, all broadcast licenses, satellite concessions and governmental and third-party consents and approvals necessary to conduct its business as contemplated by its business plan.

         6.7 Insurance. In addition to insurance requirements set forth in the Collateral Documents, the Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance which amount shall not be reduced by the Company in the absence of 30 days' prior notice to the Agent. Upon request of the Agent or any Bank, the Company shall furnish the Agent, with sufficient copies for each Bank, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Company (and, if requested by the Agent, any insurance broker of the Company) setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

         6.8 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

                  (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

                  (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

                  (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

         6.9 Progress Payments. The Company shall pay when due all sums required to be paid under the Overall Contract.

         6.10 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

         6.11 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

         6.12 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

         6.13 Environmental Laws. (a) The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

                  (b) Upon the written request of the Agent or any Bank, the Company shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Bank, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 6.3(d), that could, individually or in the aggregate, result in liability in excess of $10,000,000.

         6.14 Use of Proceeds. The proceeds of the Loans shall be used to: (i) fund progression payments under the Launch Vehicle Sale Contract and (ii) to pay, or reimburse the Company for, related interest, expenses and fees, including the costs of derivative cap or collar transactions, incurred relative to the financing detailed herein.

         6.15 Further Assurances. (a) The Company shall ensure that all written information, exhibits and reports furnished to the Agent or the Banks do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Banks and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

                  (b) Promptly upon request by the Agent or the Required Banks, the Company shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or such Banks, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Banks the rights granted or now or hereafter intended to be granted to the Banks under any Loan Document or under any other document executed in connection therewith.


                                   ARTICLE VII

                               NEGATIVE COVENANTS


         So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Banks waive compliance in writing:

         7.1 Consolidated Net Worth. The Company shall not permit Consolidated Net Worth at any time to be less than the sum of (i) (A) up to and including December 31, 1998, $100,000,000, and (B) thereafter, $50,000,000, (ii) 50% of cumulative Consolidated Net Income for each fiscal quarter of the Company (beginning with the fiscal quarter ending June 30, 1998) for which Consolidated Net Income is positive, (iii) 100% of the Net Cash Proceeds of any offering by the Company of common equity consummated after the Closing Date and (iv) 100% of any capital contribution made to the Company or any of its Subsidiaries after the Closing Date by any holder of the Company's Capital Stock.

         7.2 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon the Collateral, except those created by or in accordance with the Loan Documents. In addition, the Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

                  (a) (i) any Lien on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 7.2 securing Indebtedness outstanding on such date and (ii) any Lien securing Indebtedness incurred after the Closing Date;

                  (b) any Lien created under any Loan Document or pursuant to
Section 5.5 of the Overall Contract;

                  (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.8, provided that no notice of lien has been filed or recorded under the Code;

                  (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

                  (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $100,000;

                  (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

                  (h) Liens on assets of corporations which become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof;

                  (i) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

                  (j) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder; and

                  (k) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution.

         7.3 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

                  (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

                  (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

                  (c) dispositions of equipment by the Company or any Subsidiary to the Company or any Subsidiary pursuant to reasonable business requirements; and

                  (d) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year $10,000,000.

         7.4 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

                  (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

                  (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary.

         7.5 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:

                  (a) Investments held by the Company or Subsidiary in the form of cash equivalents, short term marketable securities, U.S. government securities, municipal securities rated in the four highest ratings categories by Standard & Poor's Ratings Services or Moody's Investors Service, Inc., commercial paper having a maturity of up to one year and rated at least A-1 by Standard & Poor's Ratings Service or P-1 by Moody's Investors Service, Inc., money market funds investing solely in the foregoing or up to $35 million of preferred stock, notes or bonds of corporations rated in the four highest ratings categories by Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

                  (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; and

                  (c) extensions of credit by the Company to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to another of its Wholly- Owned Subsidiaries.

         7.6 Assignment of Launch Vehicle Sale Contract. The Company shall not sell, assign or transfer its rights or obligations under the Launch Vehicle Sale Contract.

         7.7 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

         7.8 Use of Proceeds. (a) The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

                  (b) The Company shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. ss. 24, Seventh), as amended.

         7.9 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

                  (a) endorsements for collection or deposit in the ordinary course of business;

                  (b) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 7.9; and

                  (c) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business.

         7.10 Joint Ventures. The Company shall not, and shall not suffer or permit any Subsidiary to enter into any Joint Venture, other than in the ordinary course of business or any Joint Venture with American Mobile Radio Corporation and its Affiliates.

         7.11 Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

                  (a) leases of the Company and of Subsidiaries in existence on the Closing Date and any renewal, replacement, extension or refinancing thereof;

                  (b) operating leases entered into by the Company or any Subsidiary after the Closing Date in the ordinary course of business; and

                  (c) capital leases, other than those permitted under clause
(a) of this Section, entered into by the Company or any Subsidiary after the Closing Date to finance the acquisition of equipment; provided that the aggregate annual rental payments for all such capital leases shall not exceed in any fiscal year $20,000,000.

         7.12 Restricted Payments. The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Company and any Wholly-Owned Subsidiary may:

                  (a) declare and make dividend payments or other distributions payable solely in its common stock; and

                  (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its preferred or common stock.

         7.13 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $100,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         7.14 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

         7.15 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

         7.16 Clear Market. Until 90 days following the Closing Date, the Company shall not, and shall not suffer or permit any Subsidiary to, attempt to syndicate or place similar credit facilities or debt issued by the Company if such credit facilities or debt issuance would, in the Arranger's reasonable opinion, have a detrimental effect on the successful completion of the transactions contemplated herein; provided that this provision shall not limit the Company's ability to issue one or more series of senior notes in a transaction subject to, or exempt from, registration under the Securities Act of 1933, as amended.

         7.17 Modification of Overall Contract. The Company shall not consent to any amendment, modification or supplement to the Overall Contract except for such amendment, modification or supplement which is approved by the Required Lenders, as evidenced by their prior written approval, or that is entered into in the ordinary course of administering the Overall Contract and which does not adversely affect the interest of the Agent or the Banks.

         7.18 Year 2000 Matters. The Company shall not acquire any additional computer systems or other equipment with embedded microchips if such equipment, upon full analysis, has potential Year 2000 problems.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT


         8.1 Event of Default. Any of the following shall constitute an "Event of Default":

                  (a) Non-Payment. The Company fails to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan, or
(ii) within three days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document; or

                  (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

                  (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Sections 7.1, 7.6, 7.16 or 7.17; or

                  (d) Other Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Sections 7.2, 7.3, 7.4, 7.5, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14 or 7.15 and such default shall continue unremedied for a period of 5 days after the earlier of (i) the date upon which a Responsible Officer knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

                  (e) Other Defaults. The Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

                  (f) Cross-Default. The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

                  (g) Insolvency; Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any corporate action to effectuate or authorize any of the foregoing; or

                  (h) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

                  (i) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000; or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $100,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000; or

                  (j) Monetary Judgments. One or more non-interlocutory judgments, non- interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

                  (k) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (l) Change of Control. There occurs any Change of Control; or

                  (m) Loss of Approvals or Consents. Any Governmental Authority or third party revokes or fails to renew any material license, permit, franchise, approval or consent of the Company or any Subsidiary, or the Company or any Subsidiary for any reason loses any material license, permit, franchise, approval or consent or the Company or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit, franchise, approval or consent; or

                  (n) Material Adverse Change. There occurs a Material Adverse Effect; or

                  (o) Priority. The Loans hereunder cease to have the priority over other Indebtedness contemplated by this Agreement; or

                  (p) Overall Contract. There occurs any material default under the Overall Contract; or

                  (q) Collateral.

                           (i) any provision of any Collateral Document shall
for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto or the Company or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

                           (ii) any Collateral Document shall for any reason
(other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

         8.2 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Banks:

                  (a) declare the Commitment of each Bank to be terminated, whereupon the Commitments shall be terminated;

                  (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

                  (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.1 (in the case of clause (i) of subsection
(g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

         8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

         8.4 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Company (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of Section 7.1 as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Company delivers to the Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.


                                   ARTICLE IX

                                    THE AGENT


         9.1 Appointment and Authorization; "Agent". Each Bank hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         9.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent- Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

         9.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

                  (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

         9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Article VIII;

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

provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

         9.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

         9.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent- Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

         9.8 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

         9.9 Successor Agent. The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above. Notwithstanding any other provision of this Section 9.9, if the Loans are assigned pursuant to the Support Agreement, the Agent may resign immediately and shall be released from all obligations and liabilities hereunder.

         9.10 Withholding Tax. (a) Each Bank and Agent that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, and that is entitled to exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code (a "Payee"), shall deliver to the Company and (in the case of a Bank) the Agent:

                           (i) if such Payee is entitled to an exemption from,
or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 on or prior to the Initial Date, and also promptly upon the obsolescence or invalidity of any such form previously delivered by such Payee;

                           (ii) if such Payee is entitled to an exemption from
United States withholding tax for interest paid under this Agreement because it is effectively connected with a United States trade or business of such Payee, two properly completed and executed copies of IRS Form 4224 on or prior to the Initial Date, and also promptly upon the obsolescence or invalidity of any such form previously delivered by such Payee; and

                           (iii) either IRS Form W-8 or IRS Form W-9 (as
applicable) on or prior to the Initial Date, and also promptly upon the obsolescence or invalidity of any such form previously delivered by such Payee, and such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

         Such Payee agrees to promptly notify the Company and (in the case of a Bank) the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                  (b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

         9.11 Collateral Matters. (a) The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

                  (b) The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter;
(iv) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Required Banks or all the Banks, as the case may be, as provided in subsection 10.1(f). Upon request by the Agent at any time, the Banks will confirm in writing the Agent's authority to release particular types or items of

Collateral pursuant to this subsection 9.11(b), provided that the absence of any such confirmation for whatever reason shall not affect the Agent's rights under this Section 9.11.

                  (c) Each Bank agrees with and in favor of each other (which agreement shall not be for the benefit of the Company or any Subsidiary) that the Company's obligation to such Bank under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Bank.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and the Company, consented to in writing by the Remarketing Agent, and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all Banks directly affected and the Company, consented to in writing by the Remarketing Agent, and acknowledged by the Agent, do any of the following:

                  (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.2);

                  (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

                  (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

                  (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

                  (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks; or

                  (f) release all or substantially all of the Collateral except as otherwise may be provided in the Collateral Document or except where the consent of the Required Banks only is specifically provided for;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto; provided further, that no amendment, consent or waiver to the definition of "Required Banks" or the terms of this Section 10.1 shall be effective unless in writing and signed by all the Banks and the Company and acknowledged by the Agent.

         10.2 Notices.

                  (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on
Schedule 10.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

                  (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX to the Agent shall not be effective until actually received by the Agent.

                  (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

         10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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

         10.4 Costs and Expenses. The Company shall:

                  (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Arranger and BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.1(j)) for all costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Arranger and BofA (including in its capacity as Agent) with respect thereto;

                  (b) pay or reimburse the Agent, the Arranger and each Bank within five Business Days after demand (subject to subsection 4.1(j)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document or the exercise of any rights under the Support Agreement during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding);

                  (c) pay or reimburse BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.1(j)) for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by BofA (including in its capacity as Agent) in connection with the matters referred to under subsections (a) and (b) of this Section; and

                  (d) pay or reimburse the Remarketing Agent within five Business Days after demand (subject to subsection 4.1(j)) for all costs and expenses (including up to $75,000 of Attorney Costs) incurred by it in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement and the Support Agreement.

         10.5 Company Indemnification. (a) Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Arranger and Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such

Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

                  (b) (i) The Company shall indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding. No action taken by legal counsel chosen by the Agent or any Bank in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Company's obligation and duty hereunder to indemnify and hold harmless the Agent and each Bank.

                           (ii) In no event shall any site visit, observation,
or testing by the Agent or any Bank (or any contractee of the Agent or any Bank) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither the Company nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Bank. Neither the Agent nor any Bank owes any duty of care to protect the Company or any other Person against, or to inform the Company or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Neither the Agent nor any Bank shall be obligated to disclose to the Company or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Bank.

         10.6 Survival; Defense. The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel reasonably satisfactory to such Indemnified Person, at the sole cost and expense of the Company. All amounts owing under this Section shall be paid within 30 days after demand.

         10.7 Marshalling; Payments Set Aside. Neither the Agent nor the Banks shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

         10.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

         10.9 Assignments, Participations, etc. (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $5,000,000; provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until
(A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit G ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (C) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500.

                  (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                  (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 10.9(a)), the Company shall execute and deliver to the Agent, if requested, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

                  (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1,
3.3 and 10.5 as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

                  (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR ss.203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

         10.10 Confidentiality. (a) Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non- confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process, provided that, to the extent practicable under the circumstances, such Bank shall provide the Company written notice thereof so that the Company may seek a protective order or other appropriate remedy; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party, provided that, to the extent practicable under the circumstances, such Bank shall provide the Company written notice thereof so that the Company may seek a protective order or other appropriate remedy; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and
(I) to any of its Affiliates which receives such information having been made aware of the confidential nature thereof.

                  (b) The Company agrees that any and all public disclosure of any part of this Agreement or any other Loan Document shall be subject to approval by the Agent, which approval shall not be withheld unreasonably.

         10.11 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         10.12 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, BofA or the Arranger under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

         10.13 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should

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

be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         10.14 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

         10.15 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         10.16 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

         10.17 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                  (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

         10.18 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE

PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         10.19 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.


                                        CD RADIO INC.

                                        By: \s\ Andrew Greenebaum
                                           ----------------------------------
                                        Title: Executive Vice President & CFO
                                              -------------------------------

                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION, as Administrative
                                        Agent


                                        By: \s\ Wendy Young
                                           ----------------------------------
                                        Title: Vice President
                                              -------------------------------

                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION, as a Bank


                                        By: \s\ Steve Aronowitz
                                           ----------------------------------
                                        Title: Managing Director
                                              -------------------------------

                                  SCHEDULE 2.1

                                   COMMITMENTS
                               AND PRO RATA SHARES


                                                                     Pro Rata
Bank                                 Commitment                      Share
----                                 ----------                      --------
Bank of America National Trust       $115,000,000                      100.0%
and Savings Association

TOTAL                                $115,000,000                      100.0%

                                  SCHEDULE 10.2

                              ADDRESSES FOR NOTICES


CD RADIO INC.
CD Radio Inc.
1180 Avenue of the Americas
14th Floor
New York, New York 10036
Attention:      Chief Financial Officer
                Telephone:  (212) 899-5040
                Facsimile:  (212) 899-5035

LORAL SPACE & COMMUNICATIONS LTD.
Loral Space & Communications Ltd.
c/o Loral SpaceCom Corporation
600 Third Avenue
New York, NY  10025
Attention:      Nicholas C. Moren/Richard Mastaloni
                Telephone:  (212) 338-
                Facsimile:  (212) 867-5248


BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as Administrative Agent

for notices relating to payments:
Bank of America National Trust
and Savings Association
1850 Gateway Boulevard, Fourth Floor
Concord, California  94520
Attention:      Ando Perlas
                Telephone:  (925) 675-8387
                Facsimile:  (925) 675-8500

for all other notices:
Bank of America National Trust
and Savings Association
Agency Management #10831
1455 Market Street, 12th Floor
San Francisco, CA  94103
Attention:      Wendy Young
                Telephone:  (415) 436-3420
                Facsimile:  (415) 436-3425

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as a Bank
Bank of America National Trust
and Savings Association
335 Madison Avenue
New York, NY  10017
Attention:      Steve Aronowitz
                Telephone:  (212) 503-7950
                Facsimile:  (212) 503-7066